Exhibit 99.1

                               Press Release

 Seaboard Corporation Director and Former Executive Vice President Passes Away


Seaboard Corporation (NYSE MKT: SEB) announced today that Joseph E. Rodrigues, a long time Seaboard director and former executive officer, passed away Monday morning, surrounded by family at his home in Las
Vegas. Seaboard's President and Chairman noted in a statement to all Seaboard employees: "Many of you had the good fortune of knowing Joe and you know what a remarkable man he was-in temperament, intellect and spirit. I don't have the words to describe how well he lived his life and how kindly he treated people. He was a wonderful business resource for all of us who worked with him and more importantly, as a friend, he was a pillar we could lean on for his wisdom, his measured outlook on life and his amazing ability to make complicated issues so simple and clear."

Mr. Rodrigues' career with Seaboard began in 1980 when he served as Managing Director of Seaboard's flour milling operations in Nigeria. In 1987 he was promoted to Executive Vice President and Chief Financial Officer of Seaboard, serving in this capacity until he retired in 2001. He had been a member of the Seaboard Board of Directors since 1990. Mr. Rodrigues was instrumental in the development and growth of Seaboard's significant overseas operations.

"Someone once said that when someone dies, it is as if a library has burned down in that all that knowledge and experience is no longer accessible. I can think of no better example of this than our dear friend Joe Rodrigues. He was such a kind, wise and thoughtful man. We have lost one of the great ones," said Mr. Bresky in reminiscing about Mr. Rodrigues.

Seaboard's heartfelt condolences go out to his wife Isabel and his son George, his extended family and his friends around the globe. We have lost a business associate, a friend and a man who, through his life's work, left this world a better place.

April 23, 2013

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